 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 26, 2008

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-22999 (Commission File Number)	94-2432628 (IRS Employer Identification No.)

423 West 55th, 12th Floor
New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 949-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On October 2, 2008, Tarragon Corporation (“Tarragon” or the “Company”) formally terminated its agreement (the “Contribution Agreement”) to form two joint ventures with Northland Investment Corporation (“Northland”), pursuant to section 2. 4 thereof, because a required lender consent was not obtained.  Tarragon and Northland are currently engaged in litigation regarding the termination of the Contribution Agreement.  Pursuant to the terms of the Contribution Agreement, the Company and Northland had agreed to contribute assets to the first joint venture (the “Real Estate Joint Venture”), subject to lender approval and other customary closing conditions.    Tarragon and Northland also agreed to form a second joint venture (the “Management Joint Venture”) to provide property, asset and construction management services to the properties in the Real Estate Joint Venture and to third parties.  The Real Estate Joint Venture and Management Joint Venture were also terminated when the Contribution Agreement was terminated.

Item 2.04.  Triggering Events that Accelerate or Increase Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 29, 2008, the Company received a notice of default and acceleration from National City Bank (“National City”) related to three loans totaling approximately $42.9 million in aggregate principal amount outstanding, made to wholly owned subsidiaries of the Company and guaranteed by the Company.  The loans are secured by real estate and are cross-collateralized.  The notice states that one of the loans, in the principal amount of $5.6 million, was not paid at maturity in July 2008, that such failure constituted an event of default and that, as a result, National City was accelerating all of the outstanding indebtedness under the three notes, including accrued and unpaid interest of approximately $0.3 million.

The Company is currently in discussions with National City with respect to the loans described above.  However, there can be no assurance as to the outcome of any such discussions.  Defaults under the National City loans may constitute a cross-default or event of default under certain of the Company’s other loan agreements, indentures, mortgages and other evidences of indebtedness, and the lenders that are parties thereto may elect to exercise their rights and remedies thereunder.  There can be no assurance as to the outcome of any such lender action.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 26, 2008, the Company received a deficiency notice from The NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Marketplace Rule 4450(a)(5) because the minimum bid price of the Company’s common stock has closed below $1.00 per share for 30 consecutive business days.  The NASDAQ letter has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.

In accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until March 25, 2009, to regain compliance.  If at any time before March 25, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with NASDAQ’s minimum bid price requirements.  If the Company does not regain compliance by March 25, 2009, NASDAQ will notify the Company that its common stock will be delisted from the NASDAQ Global Select Market, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel.  Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement.  If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the minimum bid price requirement in order to remain on The NASDAQ Capital Market.

The Company issued a press release on October 1, 2008 disclosing its receipt of the deficiency notice.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Tarragon press release dated October 1, 2008

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARRAGON CORPORATION

By:	/s/ Erin D. Pickens
Erin D. Pickens
Chief Financial Officer

Date:  October 2, 2008

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Tarragon press release dated October 1, 2008

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